Exhibit 8.1

[•],

Millrose Properties, Inc.

5505 Waterford District Drive

Miami, Florida 33126

Ladies and Gentlemen:

We have acted as special tax counsel to Lennar Corporation, a Delaware corporation (“Lennar”), and Millrose Properties, Inc., a Maryland corporation (the “Company”), in connection with the proposed election by the Company to be taxed as a real estate investment trust for U.S. federal income tax purposes following the distribution by Lennar of all of the issued and outstanding stock of the Company (the “Common Stock”) to the shareholders of Lennar, as more fully described in the Company’s Registration Statement on Form S-11 (File No. [•]) (as amended, the “Registration Statement”), filed by the Company on [•], 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion with respect to whether the organization and proposed method of operation of the Company would enable the Company to qualify as a real estate investment trust (a “REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the Company’s taxable year ending on December 31, [ ]. Unless indicated otherwise, any capitalized term used in this letter and not otherwise defined has the meaning as ascribed to it in the Registration Statement.

In giving this opinion, we have examined and relied upon originals or copies of the following documents (the “Reviewed Documents”):

•	the Charter;

•	the Bylaws;

•	the Distribution Agreement;

•	the Pre-Spin Assignment, Assumption and Contribution Agreement;

•	the Registration Statement;

•

the certificate (the “Officer’s Certificate”) from the Company, dated on or about the date of this letter and executed by a duly appointed officer, setting forth certain factual representations relating to the organization, operations, and proposed operations of the Company, Millrose Properties Holdings, LLC, a Delaware limited liability company (the “TRS”), and their subsidiaries; and

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • Riyadh • San Francisco • Singapore • Washington, D.C.

Millrose Properties, Inc.

[•],

•	such other documents as we have deemed necessary or appropriate for purposes of this letter.

In connection with the opinion rendered below, we have assumed with your consent that:

1.

each of the Reviewed Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended since our receipt of such document, or, to the extent the Reviewed Document will be executed at a later date, the Reviewed Document that has been delivered to us in draft form will be duly authorized, executed, and delivered in the form delivered to us;

2.

all of the factual representations set forth in the Reviewed Documents are, or to the extent such Reviewed Documents are executed at a later date, will be, true, correct, and complete as of the relevant date without regard to any qualification as to belief, intention, knowledge, materiality, or any similar qualification;

3.

each agreement described in the Reviewed Documents is, or to the extent such Reviewed Documents are to be executed at a later date, will be, valid, binding, and enforceable in accordance with its terms;

4.

each of the obligations of the Company, the TRS, Lennar, and their subsidiaries described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms without regard to any qualification as to level of effort in satisfying such obligations;

5.

the Company, the TRS, and their subsidiaries, have operated and will operate, in a manner that has caused or will cause, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company with the REIT provisions of Code and the Treasury regulations (the “Regulations”), as in effect as of the date of this letter, contained in the Officer’s Certificate to be true;

6.

the Company will not make any amendments to its organizational documents after the date of this letter that would affect its qualification as a REIT under the REIT provisions of the Code for any taxable year;

7.

no action will be taken by the Company, the TRS, or their subsidiaries after the date of this letter that would have the effect of altering the facts upon which the opinion set forth below is based; and

Millrose Properties, Inc.

[•],

8.

Lennar’s taxable distribution of at least 80 percent of the outstanding shares of the Company’s common stock to Lennar’s existing Class A and Class B common stockholders (the “Spin-Off”) will have occurred as described in the Registration Statement prior to December 31, [  ].

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinion rendered below. For the purposes of rendering this opinion, we have not made an independent investigation of the facts set forth in the Reviewed Documents, including, without limitation, the Officer’s Certificate. We have relied completely upon the Company’s representations that the information presented in the Reviewed Documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service (the “IRS”), or other relevant authority, we have explained those terms to the Company’s representatives and are satisfied that the Company’s representatives understand those terms and are capable of making those factual representations.

Based on the Code, Regulations, documents, assumptions, qualifications, and statements set forth herein, the factual representations set forth in the Officer’s Certificate, and our review of the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” we are of the opinion that:

a)

the Company’s organization and proposed method of operations will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, [  ] and each taxable year thereafter; and

b)

the discussion contained under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent it constitutes matters of U.S. federal income tax law or legal conclusions relating thereto, and subject to the limitations, qualifications, and assumptions set forth therein, fairly and accurately summarizes in all material respects the matters set forth therein.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership, and otherwise) the various qualification tests imposed under the Code and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, the provision of Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter and all available deficiency dividend procedures) available to the Company under the Code to correct

Millrose Properties, Inc.

[•],

violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more of the “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.

We have not undertaken to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. Our opinion is based on current provisions of the Code and the Regulations, published administrative interpretations, and published court decisions and assumes that none of these will change. No assurance, however, can be given that the law will not change, possibly with retroactive effect, in a way that will prevent the Company from qualifying as a REIT. Any change occurring after the date of this letter in, or a variation from, any of the bases for our opinion could affect the conclusions expressed in this letter. The opinion set forth above does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary position taken by the IRS or the Treasury Department in Regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Our opinion is limited to the U.S. federal income tax matters addressed in this letter, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinion expressed in this letter after the date of this letter. This letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks only as of this date.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated under the Securities Act by the Commission.

Millrose Properties, Inc.

[•], 2024

Very truly yours,

GIBSON, DUNN AND CRUTCHER LLP